                    STOCK PURCHASE AND CONTRIBUTION AGREEMENT


         This Stock Purchase and Contribution Agreement dated October 27, 1998 is entered into by CORNERSTONE PROPANE PARTNERS, L.P., a Delaware limited partnership ("CNO"), CORNERSTONE HOLDING CORP., a Delaware corporation ("CHC") and an indirect wholly-owned subsidiary of CNO, PROPANE CONTINENTAL, INC., a Delaware corporation (the "COMPANY"), and the holders (the "HOLDERS") of all outstanding Stock and Warrants. The Company is engaged in the business of distributing propane gas to retail and wholesale customers (the "BUSINESS").

         Capitalized terms used herein have the meanings stated in Section 10.

         CNO desires to acquire from the Holders, and the Holders desire to transfer to CNO, by contribution pursuant to Section 721 of the Code, certain shares of the outstanding Stock of the Company, and CHC desires to purchase from the Holders, and the Holders desire to sell to CHC, the entire remaining equity interest in the Company represented by the other outstanding shares of Stock and all outstanding Warrants.

         Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

SECTION 1  SALE AND CONTRIBUTION OF STOCK

         1.1 THE CLOSING. The closing (the "CLOSING") under this Agreement shall take place at the offices of McCutchen, Doyle, Brown & Enersen, L.L.P., Palo Alto, within 5 business days after the satisfaction (or waiver by the party entitled to waive) of all conditions stated in Sections 6 and 7, or at such other place or on such other date as the parties may agree in writing. At the
Closing:

         (a) The Company may pay each Holder of Preferred Stock the amount of accrued unpaid dividends on its Preferred Stock.

         (b) Each Management Holder shall contribute to CNO the shares of Stock and/or Warrants, if any, owned by him and designated by him in writing on or before November 3, 1998 as Contribution Shares (collectively, the "CONTRIBUTION SHARES"), and shall deliver to CNO one or more certificates for the Contribution Shares duly endorsed or accompanied by duly executed stock powers, in the case of shares of Preferred Stock or Common Stock, or the original Warrants accompanied by appropriate instruments of transfer, in each case free and clear of all Third-Party Rights and in good order for transfer.

         (c) Each Holder shall sell to CHC:

                  (i) the shares of Preferred Stock and Common Stock listed opposite its, his or her name in the Primary Shares column of SCHEDULE 1.1, other than any thereof which have been designated as Contribution Shares pursuant to Section 1.1(b) and

                  (ii) the Warrants listed opposite its, his or her name in the Warrants column of SCHEDULE 1.1.

The shares of Common Stock transferred, and the shares of Common Stock subject to the Warrants transferred, pursuant to this Section 1.1(c) are herein collectively referred to as the "SALE SHARES." Each Holder of Sale Shares shall deliver to CHC at the Closing one or more certificates for its, his or her Sale Shares duly endorsed or accompanied by duly executed stock powers, in the case of shares of Preferred Stock or Common Stock, or the original Warrants accompanied by appropriate instruments of transfer, in each case free and clear of all Third-Party Rights and in good order for transfer. The Sale Shares and the Contribution Shares are herein collectively called the "SHARES." SCHEDULE
1.1 sets forth, for each class of Stock and Stock Rights held by each Holder the associated number of fully-diluted shares (the "FULLY-DILUTED SHARES") of Common Stock. The proportion of the Fully-Diluted Shares associated with the Sale Shares is herein called the "SALE PROPORTION" and the proportion associated with the Contribution Shares is herein called the "CONTRIBUTION PROPORTION." The Sale Shares are further subdivided in SCHEDULE 1.1 into "CASH SALE SHARES" and "NOTE SALE SHARES." The proportion of the Fully-Diluted Shares associated with the Cash Sale Shares is herein called the "CASH SALE PROPORTION" and the proportion of the Fully-Diluted Shares associated with the Note Sale Shares is herein called the "NOTE SALE PROPORTION."

         (d) The sale and contribution provided for in Sections 1.1(b) and (c) shall also convey, without any further instrument or action being required therefor, the Holder's rights to any distributions or any other rights of any kind with respect to the Shares remaining after any dividend paid pursuant to
Section 1.1(a).

         (e) Neither CNO nor CHC nor any Holder shall be obligated to purchase, accept, sell or contribute any Shares unless all Shares are purchased and sold or contributed and accepted pursuant to this Agreement.

         (f) CHC and CNO shall transfer the Closing Acquisition Consideration to the Holders in accordance with Section 1.3.

         (g) Each Holder and the Company will enter into a mutual release of claims in the form of EXHIBIT A.

         (h) Each Holder, CNO and CHC will enter into an escrow agreement in the form of EXHIBIT B (the "ESCROW AGREEMENT").

          1.2 ACQUISITION CONSIDERATION. The "ACQUISITION CONSIDERATION" is the sum of the following items, which shall be calculated on a running total basis:

         (a)  $115,000,000, MINUS

         (b) the amount of all principal of and accrued unpaid interest under the indebtedness of the Company listed in SCHEDULE 1.2(b) as of the Closing, including without limitation any such indebtedness being refinanced in connection with the Closing, (the "DEBT DEDUCTION"), MINUS

         (c) the amount of $ 250,000, representing the agreed provision for deferred income taxes (current and non-current) of the Company (the "DEFERRED TAX DEDUCTION"), PLUS

         (d) the Working Capital of the Company as of immediately prior to the Closing (which may be positive, increasing the foregoing sum, or negative, decreasing the foregoing sum). "WORKING CAPITAL" is the amount equal to the consolidated current assets of the Company, minus the consolidated current liabilities of the Company (other than any amount included in the Debt Deduction or the Deferred Tax Deduction, and any amount in respect of compensation expense associated with Option acceleration), all as calculated in accordance with GAAP and in accordance with the Company's historical accounting methods, consistently applied. Any fees or expenses or compensation incurred by the Company in connection with the transactions contemplated hereby shall be taken into account in the calculation of Working Capital as of immediately prior to the Closing, whether they are paid prior to the Closing (reducing cash and/or increasing bank borrowings and thereby reducing Working Capital) or remain payable as of the Closing (increasing current liabilities and thereby reducing Working Capital) but without duplication. Any dividends or other distributions or payments with respect to Stock or Stock Rights (including without limitation the amounts payable under the option cash-out agreements to be entered into pursuant to
Section 6.13) shall be taken into account in the calculation of Working Capital as of immediately prior to the Closing, whether they are paid prior to, at or after the Closing. Working Capital shall reflect a reserve for the estimated completion cost of any remediations, responses, etc. identified in SCHEDULE 4.16(b) as on-going. For purposes of calculating Working Capital, employee bonuses and similar expenses shall be accrued based on actual results for the year to date and budgeted results for the balance of the year. Working Capital shall include a proration of period costs such as property taxes, rent, un-metered utilities and the like, PLUS

         (e) the aggregate amount paid by the Company after the Last Fiscal Year-End and prior to the Closing for growth capital equipment described in
SCHEDULE 1.2(e) actually delivered to the Company after the Last Fiscal Year-End and prior to the Closing, provided that the minimum credit under this Section 1.1(e) shall be $650,000, MINUS

         (f) the aggregate proceeds of any sale, lease or other disposition of Property, other than the Property described in SCHEDULE 1.2(f) and the sale of inventory in the normal course of business, except to the extent such proceeds have been continuously held by the Company from such sale, lease or other disposition through the Closing in the form of long-term assets other than those described in Section 1.2(e), PLUS

         (g) the aggregate cash proceeds of any sale, lease or other disposition of Property described in SCHEDULE 1.2(f) received within 90 days after Closing, to the extent (and only to the extent) not otherwise included in the calculation of Working Capital MINUS

         (h) the aggregate amount payable on or after the Closing to the Management Holders pursuant to Section 8.10, PLUS

         (i) 6.90 times the Adjusted EBITDA of Asset Acquisitions as to which letters of intent are signed by the Company after September 30, 1998 and on or before the Closing and which are both (i) consummated on or before the Closing or within 90 days thereafter and (ii) approved by CNO as to identity, size and acquisition terms. It is understood that the purchase consideration for such Asset Acquisitions will be taken into account in calculating the Acquisition Consideration, through the associated reduction of Working Capital, increase in the Debt Deduction or both. An "ASSET ACQUISITION" means an acquisition of a business structured as a purchase of assets, a taxable forward merger or another structure that results in the Company becoming the direct owner of the assets of the acquired business, with the tax and GAAP book values of such assets being determined on the basis of the purchase price of the acquired business. "ADJUSTED EBITDA" means net income in accordance with GAAP for the four most recent available consecutive quarters plus (i) the sum of the following expense items, to the extent deducted in computing such net income: interest, income taxes, depreciation and amortization and (ii) operating expenses actually incurred during such four quarters (other than any covered by clause (i)) that will no longer be incurred (and will not be replaced by any other operating expenses) following such acquisition.


         1.3    TRANSFER OF ACQUISITION CONSIDERATION.

         (a) Prior to the Closing, CHC, CNO and the Majority Holders will agree on a reasonable estimate of the Acquisition Consideration based on the most recent available financial statements of the Company (the "ESTIMATED ACQUISITION CONSIDERATION").

         (b) At the Closing:

                  (i) CNO will issue to the Holders of the Contribution Shares, pro rata according to the Fully-Diluted Shares associated with the Contribution Shares, a dollar value of newly issued publicly-tradable common limited partnership interests of CNO ("COMMON UNITS") equal to the Contribution Proportion of the Closing Acquisition Consideration. The number of Common Units to be transferred shall be determined by dividing the dollar value to be received in Common Units by the average closing value of the Common Units for the ten trading days ending with the second trading day prior to the Closing (the "AVERAGE UNIT PRICE").

                  (ii) CHC will pay to the Holders' Agents a cash amount equal to the Cash Sale Proportion of the Closing Acquisition Consideration.

                  (iii) CHC will issue its promissory notes in the form attached as EXHIBIT C to the Holders of the Note Sale Shares, pro rata according to the Fully-Diluted Shares associated with the Note Sale Shares, in an aggregate principal amount equal to the Note Sale Proportion of the Closing Acquisition Consideration.

                  (iv) CHC will deposit $4,000,000 cash (the "ESCROW DEPOSIT") into the escrow account designated in the Escrow Agreement (the "ESCROW ACCOUNT").

The "CLOSING ACQUISITION CONSIDERATION" means the Estimated Acquisition Consideration minus $6,000,000, which is the sum of the Escrow Account and a $2,000,000 holdback (the "ADJUSTMENT HOLDBACK") pending the post-closing payment under Section 1.3(d).

         (c) Within 45 days after the Closing, the Majority Holders shall furnish CNO their calculation of the Acquisition Consideration and documentation in support thereof. The Acquisition Consideration so calculated shall become final for all purposes of this Agreement unless, within 10 days of the delivery of such calculation to CNO, the Holders receive written notice from CNO specifying in reasonable detail one or more ways in which the Acquisition Consideration so calculated is inaccurate. If CNO and the Majority Holders are unable to agree on the Acquisition Consideration within 15 days after such notice is delivered, CNO and the Majority Holders shall employ PricewaterhouseCoopers (except its San Jose office) to determine the Acquisition Consideration and shall provide PricewaterhouseCoopers full access to all records relevant to its determination. The determination by PricewaterhouseCoopers of the Acquisition Consideration shall be final and binding on CHC, CNO and the Holders. CHC and CNO on the one hand, and the Holders on the other hand, shall each be responsible for 50% of the fees and expenses of PricewaterhouseCoopers incurred in connection with such determination.

         (d) If the Acquisition Consideration as finally determined plus the Adjustment Holdback exceeds the Estimated Acquisition Consideration, CHC will pay the Holders' Agents, a cash amount equal to the amount of such excess. If the Acquisition Consideration as finally determined plus the Adjustment Holdback is less than the Estimated Acquisition Consideration, then CHC and CNO shall be entitled to recover the shortfall by, at CNO's sole election, (i) CHC's and CNO's recovery from the Holders, pro rata according to the Fully-Diluted Shares associated with each, of a cash amount equal to the amount of such shortfall,
(ii) recovery from the Escrow Account of the amount of such shortfall or (iii) a combination of (i) and (ii). In all cases, the payment will include interest from the Closing to the date of payment at the ask yield quoted for U.S. Treasury Bills with 30 days to maturity (or, if no such Bill is quoted, the quoted Bill with days to maturity that is closest to 30 days, with averaging if two quoted Bills are equidistant from 30 days) in the issue of The Wall Street Journal dated the Closing date (or, if there is no issue dated the Closing date, the most recent issue preceding the Closing date). Such payment shall be made, and any such recovery shall be satisfied, within 10 business days after the final determination of the Acquisition Consideration.

         (e) For purposes of Sections 1.3(c) and (d), any amount payable under
Section 1.2(g) or (i) with respect to acquisitions consummated, or cash sales proceeds received, prior to the furnishing of the Majority Holders' initial calculation of the Acquisition Consideration will be included in such calculation, and any Section 1.2(g) or (i) amounts possibly payable with respect to acquisitions which are or may be consummated, or cash proceeds which are or may be received, after such furnishing will be initially disregarded. CHC will pay the Holders' Agents, within 120 days after the Closing, any additional amount payable with respect to such initially disregarded acquisitions and cash proceeds that are actually consummated or received after such furnishing and on or before the 90th day after the Closing.

         1.4   DISTRIBUTION FROM ESCROW.

         (a) Promptly after the Last Escrow Claim Date, the Majority Holders and CNO shall jointly disburse from the Escrow Account to the Holders' Agents the portion thereof, if any, against which no CNO or CHC claim has been made.

         (b) Promptly after resolution of any CNO or CHC claims, the Majority Holders and CNO shall jointly disburse from the Escrow Account to the Holders' Agents the Holders' share, if any, and to CHC and CNO their share, if any, of the amount released to the Holders, CHC and CNO pursuant to such resolution.

SECTION 2   STOCK RIGHTS

         The outstanding Warrants will be transferred to CNO and/or CHC pursuant to Section 1. The outstanding Options will be cashed out at Closing pursuant to option cash-out agreements to be entered into pursuant to Section 6.13. The conversion rights of the Series B Preferred Stock will be included in the transfer of the Preferred Stock pursuant to Section 1, rather than being exercised prior to or at the Closing.

SECTION 3 TRANSACTIONAL REPRESENTATIONS AND WARRANTIES OF THE HOLDERS AND THE COMPANY

         A. The Management Holders and the Company jointly and severally represent to CHC and CNO as set forth in this part A of this Section 3. It is understood that, following the Closing, (i) all obligations or liabilities of the Company with respect to the representations and warranties set forth in this part A of this Section 3 will be eliminated pursuant to Section 8.2(h), (ii) the liability of the Management Holders with respect to the representations and warranties set forth in this Section 3 will be subject to Section 8.2(c) and
(iii) the portion, if any, of the Escrow Account payable to the Holders' Agents (for the benefit of both the Management Holders and other Holders) will be subject to recovery in accordance with 8.2 in the event any breach of the representations and warranties set forth in this part A of this Section 3.

         3.1    CAPITAL STOCK.

         (a) The authorized and outstanding capital stock of the Company is as follows:

                                                            SHARES           SHARES
DESIGNATION OF CLASS                                       AUTHORIZED      OUTSTANDING

Series A  Preferred  Stock,  par value $0.01                   1,375         1,125.000
per share

Series B Preferred Stock, par value $0.01                        250           250.000
per share

Common Stock, par value $0.01 per share                    1,307,407       122,242.400

There is no capital  stock of the Company  outstanding  except as stated in this
Section 3.1(a). The outstanding Stock Rights of the Company are as follows:


                                                 CLASS OF SHARES      NUMBER OF
                                                   SUBJECT TO     SHARES SUBJECT
                                                  STOCK RIGHT     TO STOCK RIGHT
DESIGNATION OF STOCK RIGHT

Options (the "OPTIONS") under 1996                    Common              35,500
Non-Qualified Stock Option Plan of
Propane Continental, Inc.

Warrants issued in connection with loan by            Common              15,000
Bank of America N.T.&S.A.

Warrants issued in connection with issuance           Common             841,500
of Series A Preferred Stock

Conversion  right included in terms of                Common             278,663
Series B Preferred Stock

The warrants listed above are herein referred to as the "WARRANTS." There are no Stock Rights outstanding with respect to the Company except as set forth in this
Section 3.1(a). Except as disclosed in SCHEDULE 3.1, the Company is not a party to any stockholders agreement, registration rights agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it.

         (b) All of the issued and outstanding capital stock of the Company has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive rights of any stockholder. Except as disclosed in SCHEDULE 3.1, no Person has any right to require the Company to redeem, purchase or otherwise reacquire any capital stock issued by the Company or any Stock Rights with respect to any capital stock issued by the Company. There are no preemptive rights in respect of any capital stock of the Company except as set forth in SCHEDULE 3.1.

         (c) Since June 30, 1998 (the "LAST FISCAL YEAR-END"), the Company has not declared or paid any dividend payable other than in cash or made any distribution other than in cash in respect of any of its capital stock or any Stock Rights with respect thereto, or directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any Stock Rights with respect thereto other than for cash.

         3.2 ORGANIZATION; GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct the Business as currently conducted. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified would not have a material adverse effect on the financial condition or results of operation of the Company. Except as set forth in SCHEDULE 3.2, the Company has no subsidiary and is not a partner in any general or limited partnership or a member in any limited liability company.

         3.3. AUTHORITY. The Company has all requisite power and authority under applicable corporate law to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and no other approval on the part of the Company is necessary under applicable corporate law for the execution, delivery and performance of this Agreement.

         3.4 NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) will not violate or conflict with the certificate of incorporation or by-laws of the Company, (ii) do not require any Third-Party Action with respect to the Company, (iii) do not violate any Legal Requirement or Order applicable to the Company, (iv) do not conflict with or constitute a default under, or, except as set forth in SCHEDULE 3.4, result in the acceleration or right of acceleration of any obligations under any Contract to which the Company is a party, and (v) will not result in the creation or imposition of any Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business, agreements or Contracts of the Company.

         B. Each Holder, with respect to itself, himself or herself only, hereby represents and warrants to CHC and CNO that, on and as of the date hereof:

         3.5. POWER AND AUTHORITY. Such Holder has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby.

         3.6 TITLE. Such Holder is the sole record and beneficial owner of the Shares and/or Stock Rights listed opposite such Holder's name on SCHEDULE 1.1. In the case of Stock Rights, such Holder has the full and unrestricted right, power and authority to exercise such Stock Rights in their entirety and acquire the Shares issuable upon complete exercise thereof. Such listed Shares are, and the Shares issuable upon exercise of such Stock Rights upon issuance will be, free and clear of all Third-Party Rights, and such Holder has, or, in the case of Stock Rights, upon such issuance will have, the full and unrestricted right, power and authority to sell such listed or issuable Shares, as the case may be. Upon delivery of the certificate(s) for such listed or issuable Shares to CHC and CNO and CHC's and CNO's delivery of the Closing Acquisition Consideration as stated in Section 1.3, CHC or CNO, as the case may be, will acquire good and marketable title to and complete ownership of such listed or issuable Shares, free and clear of any Third-Party Right other than any created by CHC or CNO.

         3.7 AUTHORITY; ENFORCEABILITY. Such Holder has full right and power and all authorization and approval required by any Legal Requirement, and by any Contract to which such Holder is a party, to sell or contribute (as the case may be) and deliver the Stock and Stock Rights set forth opposite such Holder's name in SCHEDULE 1.1 free and clear of any Third-Party Right. The execution, delivery and performance of this Agreement by such Holder have been duly authorized by all necessary action. This Agreement is legally binding on and enforceable against such Holder in accordance with its terms. The execution, delivery and performance of this Agreement by such Holder and the consummation by such Holder of all of the transactions contemplated hereby (x) do not require any Third-Party Action relating to such Holder, (y) do not violate any Legal Requirement or Order applicable to such Holder, and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which such Holder is a party or by which its, his or her Shares are bound, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect such Holder's conveyance to CHC and CNO pursuant hereto of good and marketable title to such Stock free and clear of any Third-Party Right.

         3.8 SECURITIES MATTERS. Each Management Holder has received and reviewed each of the documents referred to in Section 5.3, and has had the opportunity to request and review such additional information concerning CNO, its Common Units and the transactions contemplated by this Agreement as such Holder desires. Prior to making any election to receive Common Units under
Section 1.1(b), each Management Holder will receive a further prospectus of CNO under its Registration Statement No. 333-46343 on Form S-4 and have a further opportunity to request and review such additional information concerning CNO, its Common Units and the transactions contemplated by this Agreement as such Holder desires. Each Management Holder is experienced in making investments similar to the Common Units.

SECTION 4   BUSINESS REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         The Management Holders and the Company jointly and severally represent to CHC and CNO as set forth in this Section 4. It is understood that, following the Closing, (i) all obligations or liabilities of the Company with respect to the representations and warranties set forth in this Section 4 will be eliminated pursuant to Section 8.2(h), (ii) the liability of the Management Holders with respect to the representations and warranties set forth in this
Section 4 will be subject to Section 8.2(b) and (iii) the portion, if any, of the Escrow Account payable to the Holders' Agents (for the benefit of both the Management Holders and other Holders) will be subject to recovery in accordance with 8.2 in the event any breach of the representations and warranties set forth in this Section 4.

         4.1 SUBSIDIARIES, ETC. Except as set forth in SCHEDULE 4.1, the Company does not own any beneficial interest (except as a creditor in the ordinary course of business), direct or indirect, in any Person.


         4.2 FINANCIAL STATEMENTS; ABSENCE OF LIABILITIES; ABSENCE OF CHANGES; INDEBTEDNESS.

         (a) FINANCIAL STATEMENTS. SCHEDULE 4.2(a) contains copies of the audited consolidated balance sheets and consolidated statements of operations and retained earnings and of cash flows for the Company at and for each of the three years ended June 30, 1998, 1997 and 1996 (the "FINANCIAL STATEMENTS"). The Financial Statements fairly present the consolidated financial condition of the Company at the dates indicated and the consolidated results of operations and cash flows of the Company for the periods indicated in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein).

         (b) ABSENCE OF CERTAIN LIABILITIES. The Company has no liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, arising out of acts or omissions heretofore occurring, or circumstances heretofore existing, except: (i) as set forth in this Agreement (including without limitation disclosures in the Schedules hereto); (ii) as accrued in the Financial Statements; (iii) for liabilities and obligations incurred since the Last Fiscal Year-End in the ordinary course of business consistent in nature and amount with past practice; (iv) liabilities and obligations of a kind not required to be accrued in a balance sheet at the date hereof prepared in accordance with GAAP which individually (or in the aggregate for related matters) will not subject the Company to Damages in excess of $50,000; and (v) executory Contracts not required to be listed in
SCHEDULE 4.7 OR 4.11 entered into in the ordinary course of business.

         (c) ABSENCE OF CERTAIN CHANGES. Since the Last Fiscal Year-End, except as set forth in SCHEDULE 4.2(c):

                  (i) The Company has operated its business in the ordinary course.

                  (ii) There has been no material adverse change in the assets, business, liabilities, financial condition, results of operations or customer base of the Company, other than any changes affecting the propane gas distribution business generally.

                  (iii) There has not been any damage, destruction or condemnation known to the Company with respect to Property having an aggregate net book value on the Company's books in excess of $50,000, net of any insurance recoveries.

                  (iv) There has not been any change in the accounting methods, practices or principles of the Company.

                  (v) The Company has not sold, transferred or otherwise disposed of (or agreed or committed to sell, transfer or otherwise dispose of) any Property related to its Business (other than (i) the sale of inventory or tanks in the ordinary course and (ii) any sale or other disposition of excess Property referred to in Section 1.2(f)), or canceled, compromised, released or assigned any debt or claim in its favor relating to its business, where the aggregate amount of such sales, transfers, dispositions, cancellations, compromises, releases or assignments exceeds $50,000.

                  (vi) The Company has not instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Agency, except for the settlement of workers' compensation and similar claims or other claims for personal injury, in any such case, not in excess of $50,000.

                  (vii) The Company has not assumed, guaranteed, endorsed or otherwise become responsible (or otherwise agreed to become responsible) for the obligations of any other Person, except (x) for the endorsement of negotiable instruments in the ordinary course of business and (y) with respect to the obligations of its wholly-owned direct or indirect subsidiaries.

                  (viii) The Company has not granted (or agreed or committed to grant) any increase in compensation or fringe benefits other than normal salary increases consistent with prior periods.

                  (ix) The Company has not agreed, undertaken or committed to carry out any investigation, assessment, remediation or response action regarding the presence or possible presence of any Hazardous Materials, other than (x) Phase I investigations of properties to be acquired in proposed acquisitions of retail and/or wholesale propane distribution companies and (y) as set forth in SCHEDULE 4.16(b).

         (d) INDEBTEDNESS. The Company has no obligations for any of the following, other than the obligations set forth in SCHEDULE 1.2(b):

                  (i)      borrowed money,

                  (ii)     debt instruments,

                  (iii) the deferred purchase price of Property or services over an original period of 90 days or more,

                  (iv) acquisition consideration, noncompetition payments or other payments to acquired businesses or their former owners or

                  (v)      capital leases.

         4.3    TAXES.

         (a) The Company has properly completed and filed, within the time and in the manner prescribed by law, all Tax returns and other documents required to be filed in respect of all Taxes, and all such returns and other documents are true, correct and complete. The Company has furnished to CNO copies of all income Tax returns of the Company for the past two years. The Company has, within the time and in the manner prescribed by law, paid all Taxes that are due and payable. The Company has established reserves on its books that are adequate for the payment of all Taxes not yet due and payable.

         (b) The federal net operating loss carryforward of the Company as of the Last Fiscal Year-End is not less than $1.5 million.

         (c) (i) None of the returns specified in Section 4.3(a) contained a disclosure statement under Section 6662 of the Code or any similar provision of foreign law;

                  (ii) The Company has not received written notice from any federal or foreign taxing authority asserting any deficiency against any the Company or claim for additional Taxes in connection therewith, other than any deficiency or claim which has been previously settled or for which appropriate reserves are included in the Unaudited Statements;

                  (iii) There is no pending action, audit, proceeding or investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by the Company with respect to federal or foreign Taxes previously paid, except as set forth in
         SCHEDULE 4.3(c)(iii), and the Company has reserved the amount set forth in such Schedule with respect to such the matter(s) set forth therein;

                  (iv) All amounts that are required to be collected or withheld by the Company with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign taxing authority have been duly remitted;

                  (v) No audit has been conducted of any federal or foreign income tax return filed by the Company since the Last Fiscal Year-End. The time during which such returns remain open for examination has expired in accordance with applicable statute and regulations, except for those returns for which the normally applicable statutory/regulatory period has not yet elapsed;

                  (vi) The Company has not requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

                  (vii) No consent has been filed under Section 341(f) of the Code with respect to the Company;

                  (viii) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign laws or regulations) by reason of a change in accounting method nor does the Company have any knowledge that the Internal Revenue Service (or other federal or foreign taxing authority) has proposed, or is considering, any such change in accounting method; and

                  (ix) The Company is not a party to and is not bound by nor has any continuing obligation under any tax sharing or similar agreement or arrangement with any Person.

                  (x) SCHEDULE 4.3(c) lists all federal and state tax years within the audit period that have not been closed.

         4.4    TITLE TO PROPERTIES.

         (a) SCHEDULE 4.4(a) is a true and complete summary of all real property and interests in real property owned by the Company. Since the Last Fiscal Year-End, no portion of such real property has been condemned, requisitioned or otherwise taken by any Governmental Agency and to the Company's knowledge no such condemnation, requisition or taking is pending, threatened or contemplated. The Company has delivered or made available to CNO correct and complete copies of all title insurance, if any, with respect to each parcel of such real estate.

         (b) SCHEDULE 4.4(b) is a true and complete summary based on the books and records of the Company of (i) all propane tanks owned by the Company, (ii) all vehicles owned or used by the Company and (iii) all other items of personal property owned by the Company with a net book value at the Last Fiscal Year-End in excess of $50,000 per item.

         (c) Except as set forth in SCHEDULE 4.4(c), the Company has good and marketable title, in fee simple absolute (in the case of real property), and good title (in the case of personal property), to all of its Properties, in each case free and clear of all Third-Party Rights except such as neither (i) were incurred to secure borrowed money, the deferred payment of the purchase price of Property or services or debt instruments nor (ii) materially interfere with the use of the Property for its intended purpose.

         (d) As of the Closing, the Company will own all material items of non-inventory tangible personal property that were owned as of the Last Fiscal Year-End and used in generating the revenue shown in the last audited statement of operations of the Company for the fiscal year ending on the Last Fiscal Year-End previously delivered to CNO, subject to any sales or dispositions thereof since the Last Fiscal Year-End in the ordinary course of business.

         4.5 INVENTORIES. Since the Last Fiscal Year-End, all sales of inventory have been made in the ordinary course of business and no inventory has been pledged as collateral, except pursuant to the Company's current bank credit agreement(s) with Bank One, as agent, and the lenders listed in such agreement(s).

         4.6 ACCOUNTS RECEIVABLE. The accounts receivable of the Company (i) are bona fide and arose from valid sales in the ordinary course of business in conformity with all applicable Legal Requirements (other than any nonconformity which will not have a material adverse effect on the Company's financial condition or results of operations), (ii) are valid and binding obligations of the debtors requiring no further performance by the Company, and (iii) are fully collectible (subject to the allowance for doubtful accounts receivable shown in the Financial Statements and not subject to any offsets or counterclaims (other than in the ordinary course of business) and do not represent guaranteed sale, sell-or-return transactions or any other similar understanding. No accounts receivable have been pledged as collateral to any Person, except pursuant to the Company's current bank credit agreement(s) with Bank One, as agent, and the lenders listed in such agreement(s). The allowance for doubtful accounts receivable shown in the Financial Statements was calculated in accordance with GAAP consistently applied.

         4.7 LEASES, ETC. SCHEDULE 4.7 lists all leases, rental agreements, conditional sales contracts and other similar Contracts under which the Company holds any real Property, or leases any real Property to others, with rental payments exceeding $5,000 per year, or holds any personal Property, or leases any personal Property to others, with rental payments exceeding $10,000 per year (collectively, the "DISCLOSABLE LEASES"). All Disclosable Leases are, in all material respects, valid, in good standing and, to the Company's knowledge, enforceable by the Company in accordance with their terms. Neither the Company nor, to the Company's knowledge, any other party to any Disclosable Lease is in material breach thereof. The Company enjoys peaceable possession of all real estate premises subject to Disclosable Leases to which it is a party and to all personal Property (other than those on customer premises or in transit) subject to Disclosable Leases to which it is a party.

         4.8 FACILITIES, EQUIPMENT. The Company owns or leases all material land, buildings and equipment used in the operation of its business. The Company has not received any written notice, and no officer of the Company has received any other notice, of any material violation of any Legal Requirement or Order by the Company's facilities which has not been corrected. No facility of the Company is in violation of any Legal Requirement or Order which violation would have a material adverse effect on the operations, financial condition or results of operation of the Company.

         4.9 INSURANCE. SCHEDULE 4.9 lists and describes briefly all binders and policies of liability, theft, life, fire and other forms of insurance and surety bonds, insuring the Company or any of its Properties, assets and business as of the date hereof. Except as noted in SCHEDULE 4.9, all listed policies and binders insure on an occurrence, rather than claims-made, basis. All policies and binders listed in SCHEDULE 4.9 are valid and in good standing and in full force and effect and the premiums have been paid when due. The Company has not received any notice of cancellation, general disclaimer of liability or non-renewal of any such policy or binder.

         4.10   EMPLOYMENT AND BENEFIT MATTERS.

         (a) SCHEDULE 4.10(a) lists all of the following items which are applicable to the Company: (i) employment Contracts with any employee, officer or director; and (ii) Contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options, stock purchase rights, retainer, consulting, incentive, severance pay or retirement benefits, payments triggered by a change in control, life, medical or other insurance or any other employee benefits or any other payments, "fringe benefits" or perquisites which are not terminable at will without liability to the Company or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called "BENEFIT PLANS."

         (b) Neither the Company, nor any of its ERISA Affiliates, has any union contracts, collective bargaining, union or labor agreements or other Contract with any group of employees, labor union or employee representative(s), nor has the Company or any ERISA Affiliate ever participated in or contributed to any single employer defined benefit plan or multi-employer plan within the meaning of ERISA Section 3(37), nor is the Company currently engaged in any labor negotiations, excepting minor grievances, nor is the Company the subject of any union organization effort. The Company is in material compliance with applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including without limitation health and safety and wages and hours. No unfair labor practice complaint is pending against the Company before the National Labor Relations Board or other Governmental Agency. There is no labor dispute, strike, slowdown or work stoppage pending or threatened against the Company.

         (c) True and correct copies of each Benefit Plan listed in SCHEDULE 4.10(a) that is subject to ERISA (a "COMPANY ERISA PLAN") and related trust agreements, insurance contracts, and summary descriptions have been delivered or made available to CNO by the Company. The Company has also delivered or made available to CNO a copy of the two most recently filed IRS Forms 5500, with attached financial statement and accountant's opinion, if applicable, for each Company ERISA Plan. The Company has also delivered or made available to CNO a copy of, in the case of each Company ERISA Plan intended to qualify under
Section 401(a) of the Code, the most recent Internal Revenue Service letter as to its qualification under Section 401(a) of the Code. Nothing has occurred prior to or since the issuance of such letters to cause the loss of qualification under the Code of any of such plans.

         (d) Except as disclosed in SCHEDULE 4.10(d), none of the Company ERISA Plans has participated in, engaged in or been a party to any prohibited transaction as defined in ERISA or the Code, and, except for routine claims for covered benefits, there are no material claims pending or overtly threatened, involving any Benefit Plan listed in SCHEDULE 4.10(a). There have been no material violations of any reporting or disclosure requirements with respect to any Company ERISA Plan.

         (e) Neither the Company nor any of its ERISA Affiliates has any liability for any excise tax imposed by Section 4971, 4972, 4974, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980 or 4980B of the Code.

         (f) Except as disclosed in SCHEDULE 4.10(f), the Company and its ERISA Affiliates do not maintain any plans providing benefits within the meaning of
Section 3(1) of ERISA (other than group health plan continuation coverage under Section 601 of ERISA and 4980B(f) of the Code) to former employees or retirees.

         4.11 CONTRACTS. Except as shown on SCHEDULES 4.7 and 4.11, and except for Contracts fully performed or terminable at will without liability to the Company, the Company is not a party to any Contract (i) that affects the Company, its business, Properties, assets, operations or financial condition and which contemplates performance by the Company during a remaining period of more than one year (90 days in the case of any fixed-price propane sale or purchase Contract) or involves remaining commitments for sale or purchase in excess of $100,000, or (ii) that is an unhedged or speculative commodity, currency or similar contract, option or swap which, if closed on the date hereof, would result in a loss. SCHEDULE 4.11 also includes a summary of all forward contracts for any commodities. True and complete copies of each Contract disclosable on
SCHEDULE 4.11 (a "DISCLOSABLE CONTRACT") have been delivered to CNO. Each Disclosable Contract is, in all material respects, valid, in good standing and, to the Company's knowledge, enforceable by the Company in accordance with its terms. Neither the Company nor, to the Company's knowledge, any other party to any Disclosable Contract is in material breach thereof.

         4.12 OFFICERS AND DIRECTORS, ETC. SCHEDULE 4.12 is a true and complete list of:

         (a) the names and addresses of each of the Company's officers and directors;

         (b) the name of each bank or other financial institution in which the Company has an account, deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

         (c) the name of each bank or other financial institution in which the Company has a line of credit or other loan facility.

         4.13 CORPORATE DOCUMENTS, HOLDERS OF STOCK RIGHTS. The Company has furnished or made available to CNO or its representatives true, correct and complete copies of (i) the articles or certificate of incorporation and bylaws of the Company, (ii) the minute books of the Company containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of the Company; (iii) all material Permits and Orders with respect to the Company and (iv) the stock transfer books of the Company setting forth all transfers of any capital stock. SCHEDULE 1.1 sets forth the holders of all outstanding Stock Rights with respect to any capital stock issued or to be issued by the Company.


         4.14 LEGAL PROCEEDINGS. There is no action, suit, proceeding or investigation pending in any court or before any arbitrator or before or by any Governmental Agency against the Company or any of its Properties or business except as set forth in SCHEDULE 4.14. There is no such action, suit, proceeding or investigation overtly threatened which, if decided adversely, would adversely affect the transactions contemplated by this Agreement or, except as set forth in SCHEDULE 4.14, would entail Damages in excess of $25,000.

         4.15 COMPLIANCE WITH INSTRUMENTS, ORDERS AND LEGAL REQUIREMENTS. The Company is not in material violation of, or in default in any material respect with respect to, any term or provision of its articles or certificate of incorporation or bylaws, or any Order or any Legal Requirement applicable to the Company.

         4.16  ENVIRONMENTAL MATTERS.

         (a) COMPANY SITES AND THIRD-PARTY SITES. Each location of which the Company is, or the Company or any predecessor was, an Owner/Operator is herein called a "COMPANY SITE." Each location, other than a Company Site, at or to which any Hazardous Material or solid waste originating on a Company Site has been released, stored, treated or disposed of is herein called a "THIRD-PARTY SITE."

         (b) ENVIRONMENTAL CONDITIONS, ETC. There is no Environmental Condition in, on or under, and no release has occurred or is occurring from, to or through, any Company Site or, to the knowledge of the Company, any Third-Party Site. No Company Site or, to the knowledge of the Company, any Third-Party Site is on the National Priorities List (also known as a CERCLA or Superfund site) or any similar list or is proposed to be listed. Except as set forth in SCHEDULE 4.16(b), no remediation, response, investigation, assessment, reclamation, closure or similar activity with respect to any Environmental Condition or Environmental Requirement, whether voluntary, pursuant to any Contract, Permit or Order or otherwise, has been or is being conducted by the Company or (to the knowledge of the Company) any governmental agency or any other Person with respect to any Company Site or, to the knowledge of the Company, any Third-Party Site. SCHEDULE 4.16(b) separately identifies those matters which are on-going. Except as listed on SCHEDULE 4.16(b)-1, there are no underground storage tanks, sumps, septic tanks, asbestos-containing materials, lead-based paint or PCBs in, on or under any Company Site or, to the knowledge of the Company, any Third-Party Site. No Company Site has been used for the manufacture of gas from coal. SCHEDULE 4.16(b)-2 lists all reports, investigations, sample reports and similar information in the possession or control of the Company with respect to any Environmental Subject Matter or Environmental Condition that relates to a Company Site or a Third-Party Site. True and complete copies of all listed items have been delivered to CNO.

         (c) ENVIRONMENTAL CLAIMS, CONTINGENCIES. To the knowledge of the Company, no condition has existed or exists, no event has occurred or is occurring, no activity has been conducted or is being conducted by the Company or any other Person and no action has been omitted or is being omitted by the Company or any other Person which could reasonably be expected to result in (i) any claim against, liability of or investigation or other proceeding with respect to the Company or any Company Site or Third-Party Site by any Person relating in whole or in part to any Environmental Subject Matter or (ii) a Release in, on, under, from, to or through a Company Site or Third-Party Site.

         (d) ENVIRONMENTAL COMPLIANCE. The Company and each Company Site, and, to the knowledge of the Company, each Person performing transportation, treatment, disposal or any other services relating to Hazardous Materials for or at the request of the Company, directly or indirectly, is in material compliance with all applicable Environmental Requirements, and any past noncompliance by any such Person with any applicable Environmental Requirement has been fully satisfied and discharged. The Company has received no notice from any Person asserting any noncompliance by the Company or any contractor or agent of the Company with any Environmental Requirement or seeking information concerning any Environmental Subject Matter. To the knowledge of the Company, no such notice is presently contemplated by any governmental agency and no investigation that might lead to any such notice is pending by any governmental agency.

         (e) ENVIRONMENTAL INDEMNITIES, COMMITMENTS. Neither the Company nor any Property of the Company is bound by or subject to any Contract, Permit or Order requiring it to indemnify or hold any Person harmless against or otherwise bear, in whole or in part, any costs, damages, expenses, claims, liabilities or other amounts with respect to any Environmental Requirement applicable to, or any Environmental Condition in, on or under, or any Release from, to or through, any location, or any investigation, assessment, response, remediation or similar activity with respect to any of the foregoing. To the knowledge of the Company, the Company Sites do not require, nor are they likely to require, any capital expenditure, operating expense or other amount or any change in or limit on its existing facilities or methods of operation, in each case with a view to preventing, reducing the likelihood of, remediating or producing or avoiding any other result or possible result with respect to any Environmental Requirement applicable to, or any Environmental Condition in, on or under, or any Release from, to or through, any location.

         (f) ENVIRONMENTAL TRANSPORT, ETC. Except for the transportation of natural gas liquids ("NGLS") in the ordinary course of business and except as listed on SCHEDULE 4.16(f), neither the Company nor any predecessor has transported or transports, or arranged or arranges for the disposal of, Hazardous Materials.

         4.17 PERMITS. The Company holds all Permits material to the conduct its business as and where now conducted. To the Company's knowledge, there is not pending nor, threatened any proceedings to terminate, revoke, limit or impair any material Permit.

         4.18 INTELLECTUAL PROPERTY. The Company has all rights to and ownership of brand names, copyrights, patents, service marks, trademarks, applications for registration of any of the foregoing and other items of intellectual property, trade secrets, secret processes or know-how (collectively, "INTELLECTUAL PROPERTY") which are material to the conduct of its business substantially as presently conducted. No action, suit, proceeding or investigation is pending or, to the Company's knowledge, threatened pertaining to any Intellectual Property used by the Company. To the Company's knowledge, no Intellectual Property used by the Company interferes with, infringes upon, conflicts with or otherwise violates the rights of others or is being interfered with or infringed upon by others, or is subject to any outstanding Order. The Company is not subject to any royalty or license payment obligation with respect to any Intellectual Property used by the Company other than any such obligation included in a Disclosable Contract.

         4.19 CAPITAL EXPENDITURES. SCHEDULE 4.19 sets forth, by nature and amount, all capital expenditures of the Company for which commitments are outstanding, or for which payments or current liabilities have been made or incurred since the Last Fiscal Year-End.

SECTION 5    REPRESENTATIONS AND WARRANTIES OF CHC AND CNO

         CHC and CNO hereby jointly and severally represent and warrant to the Holders that, on and as of the date hereof:

         5.1 ORGANIZATION, STANDING, ETC. OF CHC AND CNO. CHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CHC has full power and authority under applicable corporate law to own, lease and operate its Properties and to carry on the business in which it is engaged. CNO is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. CNO has full power and authority under applicable partnership law to own, lease and operate its Properties and to carry on the business in which it is engaged.

         5.2 AUTHORITY; ENFORCEABITLITY. CHC has all necessary power and authority under applicable corporate law to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by CHC have been duly authorized by all necessary action under applicable corporate law. CNO has all necessary power and authority under applicable partnership law to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by CNO have been duly authorized by all necessary action under applicable partnership law. This Agreement is legally binding on and enforceable against CHC and CNO in accordance with its terms. The execution, delivery and performance of this Agreement by CHC and CNO and the consummation by CHC and CNO of all of the transactions contemplated hereby, (x) do not require any Third-Party Action relating to CHC or CNO except those listed on SCHEDULE 5.2, (y) subject to receipt of the approvals listed on SCHEDULE 5.2, do not violate any Legal Requirement or Order applicable to CHC or CNO and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which CHC or CNO is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated hereby.

         5.3 SEC REPORTS. The registration statement of CNO on Form S-3, as filed with the SEC on August 7, 1998, and all reports, schedules, forms, statements and other documents subsequently filed by CNO with the SEC, as of their respective dates, (a) complied with the applicable requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.4 SECURITIES LAW COMPLIANCE. CHC and CNO are acquiring the Shares for their own account. Neither CHC nor CNO will resell the Shares except in compliance with the Securities Act of 1933.

         5.5 TAX STATUS. CNO is not an "investment company" within the meaning of Section 721(b) of the Code, or a "publicly traded partnership" treated as a corporation under

Section 7704 of the Code. CNO has not and will not elect to be treated as a corporation under the Code.

SECTION 6  CONDITIONS TO OBLIGATIONS OF CHC AND CNO AT CLOSING

         The obligations of CHC and CNO hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition CHC and CNO may waive in writing in accordance with Section 9.3.

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Sections 3 and 4 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing. Changes in the information disclosable in SCHEDULES 4.4(a), 4.4(b) and 4.12 (as to Section 4.12(b) which reflect only changes occurring in the ordinary course of business, none of which adversely affect the Company's operations, financial condition or results of operations, will not constitute a failure of the condition stated in this Section 6.1.

         6.2 CLOSING CERTIFICATE. Each Holder shall have delivered to CHC and CNO his, her or its certificate dated the date of the Closing that the conditions specified in Section 6.1 are satisfied. Such certificate shall be deemed a representation and warranty of the Holder under Sections 3 and 4 for all purposes of this Agreement.

         6.3 PERFORMANCE. The Holders and the Company shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by them on or before the Closing.

         6.4 THIRD-PARTY ACTIONS. All Third-Party Action required in order to consummate the Closing on the terms hereof, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby or on the Company or its business, shall have been taken, and the Hart-Scott waiting period shall have expired.

         6.5 OPINION OF COUNSEL. CHC and CNO shall have received from Katten Muchin & Zavis, counsel to the Holders, an opinion dated the date of the Closing, reasonably satisfactory in form and substance to CHC and CNO.

         6.6 TRANSACTIONAL LITIGATION. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, CHC, CNO, or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         6.7 INTERIM EVENTS. None of the events listed in Section 8.9 shall have occurred.

         6.8 MANAGEMENT CHANGES. No change in the chief executive officer, chief operating officer or chief financial officer of the Company, no material adverse change in the employees reporting directly to such officers, taking such employees as a group, and no change in the wholesale managers and sales personnel set forth in SCHEDULE 6.8 shall have occurred from the date hereof (it being understood that the death or disability of any of such individuals will not affect CHC's and CNO's obligations with respect to the Closing).

         6.9 REFINANCIING. The holders of all Indebtedness of the Company which CHC or CNO, in its business discretion, desires to refinance in connection with the consummation of the transactions contemplated hereby shall have accepted CNO's tender of the pay-off amount and delivered such releases as are reasonably satisfactory to CNO and CNO's lenders. Any prepayment penalties associated with early repayment of debt, other than Seller notes arising in the course of the Company's acquisition efforts and assumable capital lease obligations, shall be the responsibility of the Company and shall, for purposes of this Agreement, be considered a fee incurred by the Company in connection with the transactions contemplated hereby.

         6.10 ACCERLERATION/PAYMENT FEE WAIVERS. All acceleration and prepayment fee rights listed in SCHEDULE 3.4 shall have been duly waived in full.

         6.11 RISK MANAGEMENT. The risk management arrangements set forth in
SCHEDULE 6.11 shall have been consummated.

         6.12 EMPLOYMENT AGREEMENT. CNO or its parent, as selected by CNO, shall have entered into an employment agreement with Thomas E. Knauff.

         6.13 OPTION CASH-OUT AND NON-COMPETETION AGREEMENTS. The holders of all Options shall have entered into agreements with the Company, reasonably satisfactory in form and substance to CNO, for the surrender and termination of all such Options for a designated lump-sum cash amount paid or payable not later than January 2, 1999 and for the non-competition covenants and payments set forth in Section 8.10.

         6.14 HOLDERS' AGENTS. The Majority Holders shall have appointed the Holders' Agents pursuant to Section 8.11 and the Holders' Agents shall have agreed in writing to act as Holders' Agents in accordance with this Agreement.

         6.15 CORPORATE AND OTHER PROCEEDINGS. All corporate and other proceedings on the part of the Company and the Holders in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to CNO.

SECTION 7  CONDITIONS TO HOLDERS' OBLIGATIONS AT CLOSING

         The obligations of the Holders hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Majority Holders may waive in accordance with Section 9.3.

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of CHC and CNO contained in Section 5 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing.

         7.2 CLOSING CERTIFICATE. CHC and CNO shall have delivered to the Company their joint certificate dated the date of the Closing that the conditions specified in Section 7.1 are satisfied. Such certificate shall be deemed a representation and warranty of CHC and CNO under Sections 5 for all purposes of this Agreement.

         7.3 PERFORMANCE. CHC and CNO shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by it on or before the Closing.

         7.4 THIRD-PARTY ACTION. All Third-Party Action required in order to consummate the Closing on the terms hereof, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby, shall have been taken, and the Hart-Scott waiting period shall have expired.

         7.5 OPINION OF COUNSEL. The Holders and the Company shall have received at the Closing from McCutchen, Doyle, Brown & Enersen, L.L.P., counsel to CHC and CNO, an opinion dated the date of the Closing, in form and substance substantially as set forth in EXHIBIT D.

         7.6 TRANSACTIONAL LITIGATION. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, CHC, CNO or any of their respective principals, officers, directors or stockholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         7.7 PARTNERSHIP AND OTHER PROCEEDINGS. All corporate and other proceedings on the part of CHC, and all partnership and other proceedings on the part of CNO, in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Company.

SECTION 8   ADDITIONAL AGREEMENTS OF THE HOLDERS, CHC AND CNO

         8.1 NON-DISCLOSURE. Each party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a party hereto, (i) any confidential business information or trade secrets of any other party and (ii) any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (v) was known by the recipient when received and is so documented by the recipient, (w) is or hereafter becomes lawfully obtainable from other sources, (x) is required to be disclosed to a Governmental Agency having jurisdiction over the party or its Affiliates, (y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. CHC's and CNO's obligations under this Section 8.1, insofar as they relate to the Company, shall expire when and if the Closing occurs. Promptly after the date hereof, CNO and the Company will issue a mutually agreeable press release concerning the transactions contemplated hereby.

         8.2  SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION.

         (a) SURVIVAL. All representations and warranties made under Section 3, 4 or 5 shall survive the Closing and any investigation with respect thereto by an authorized party, subject to the express provisions of this Section 8.2.

         (b) REPRESENTATIONS AND WARRANTIES IN SECTION 4. In the event of any misrepresentation or breach of warranty in Section 4 (it being agreed that for purposes of determining the existence of any such misrepresentation, all such representations, warranties or covenants of the Company that are qualified as to materiality shall be deemed to be not so qualified), CHC and CNO shall be entitled to recover the related Recoverable Amount from the Escrow Account, provided that (i) CNO gives notice of such misrepresentation or breach in reasonable detail, specifying the amount of the claim, on or before 5:00 p.m. Pacific Time on the Last Escrow Claim Date, it being understood that no recovery may be had against the Escrow Account with respect to any claim which is not the subject of such a notice given by such time, and (ii) CHC and CNO shall be entitled to any such recovery only if and to the extent the aggregate Recoverable Amount for all claims made under this Section 8.2(b) exceeds a deductible of $250,000.

         "RECOVERABLE AMOUNT" means Damages, if any, proximately resulting to CHC and/or CNO on account of any misrepresentation, breach of warranty or breach of covenant.

         The right to recover the Recoverable Amount from the Escrow Account, as stated in this Section 8.2, shall be the sole remedy of CHC, CNO and any other Person on account of the subject matter of any representation or warranty made in Section 4. Notwithstanding the foregoing, any liability or obligation resulting from the knowing personal fraud of an individual shall not be subject to the foregoing limitation or any of the other limitations stated in this
Section 8.2(b).

         (c) TRANSACTIONAL REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. CHC's and CNO's recovery for misrepresentations and breaches of warranty in part A of Section 3 shall be governed by the provisions of Section 8.2(b), PROVIDED, HOWEVER, that CHC and CNO shall be entitled to recover from the Escrow Account any claims made in accordance with the provisions of this
Section 8.2(c) without regard to any $250,000 or other deductible or threshold dollar value.

         (d) PRE-CLOSING TAXES. Subject to the deductible for claims against the Escrow Account set forth in Section 8.2(b), CHC and CNO shall be entitled to recover from the Escrow Account any Damages to either CHC or CNO resulting from the failure of the Company to pay Taxes payable, or accruing under GAAP, on or before the Closing, if the aggregate amount of all such Taxes exceeds $50,000, in which event CHC and CNO may so recover the entire aggregate amount of all such Taxes.

         (e) ENVIRONMENTAL CLAIMS. Subject to the deductible for claims against the Escrow Account set forth in Section 8.2(b), CHC and CNO shall be entitled to recover from the Escrow Account any Damages resulting from (i) any claim against, liability of or investigation or other proceeding with respect to the Company or any Company Site or Third-Party Site by any Person relating in whole or in part to any Environmental Subject Matter or (ii) a Release or Environmental Condition in, on, under, from, to or through a Company Site or Third-Party Site occurring or existing on or before the Closing if the aggregate amount of claims made under this
Section 8.2(e) exceeds $100,000, in which event CHC and CNO may so recover the entire aggregate amount of such claims.

         (f) INDIVIDUAL TRANSACTIONAL REPRESENTATIONS AND WARRANTIES OF THE HOLDERS. Each Holder individually, for himself, herself or itself only, hereby agrees to indemnify, defend and hold CHC and CNO harmless against Damages resulting from breaches by him, her or it of the representations and warranties in part B of Section 3. At the option of CNO and without limitation on other remedies available to CHC and CNO, amounts recoverable against individual Holders pursuant to this Section 8.2(f) may be asserted against the individual Holder's share of any distributions from the Escrow Account.

         (g) ACTION BY MAJORITY HOLDERS OR HOLDERS' AGENTS. In the event any action taken or omitted by the Majority Holders the Holders' Agents is the subject of a claim by one or more other Holders, the Holders whose action or omission is the subject of the claim, jointly and severally, hereby agree to indemnify, defend and hold CHC and CNO harmless against Damages resulting from such claim.

         (h) REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. If the Closing occurs, all representations, warranties and covenants of the Company under this Agreement shall expire simultaneously with the Closing, and the Company will not thereafter be subject to any claims by any party on account of such representations, warranties or covenants, whether directly, by contribution, indemnity, reimbursement or otherwise.

         8.3  DISPUTED AND THIRD-PARTY CLAIMS.

         (a) If CHC and/or CNO shall give notice of a claim in accordance with
Section 8.2, and CNO and the Majority Holders do not resolve such matter by written agreement within 45 days after such notice is given, the dispute will be settled exclusively by arbitration before a single arbitrator appointed by JAMS/Endispute. If the total amount (not including interest) of the dispute and any counterclaim exceeds $250,000, the arbitration will be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS/Endispute; any other arbitration under this Section will be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS/Endispute. CHC and CNO on the one hand, and the Holders on the other hand, shall each bear their own expenses (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration. The arbitral award shall allocate the arbitrator's fees and expenses according to the relative success of CHC and CNO on the one hand, and the Holders on the other hand, in the arbitration, as determined by the arbitrator.

         (b) To the extent a claim by CHC and/or CNO under Section 8.2 relates to a claim asserted against a party to this Agreement (other than to enforce this Agreement) (a "THIRD-PARTY CLAIM") and CNO gives notice of the assertion of the Third-Party Claim, then the Majority Holders will have the option, exercisable by written notice to CNO within 20 days after receipt of CHC's and/or CNO's notice, to control the defense of such Third-Party Claim. All expenses (including, without limitation, attorneys' fees) incurred by such Holders in connection with their assumption of control of the defense of a Third-Party Claim shall be paid by such Holders for the account of all Holders. If the Holders have not thus assumed the defense of a Third-Party Claim, then CNO shall have the right to control the defense of the Third-Party Claim, and the expenses reasonably incurred by CNO in connection with such defense shall be recoverable as part of the underlying claim on the same basis and subject to the same limitations as stated in Section
8.2 and this Section.

         (c) The party controlling the defense may use counsel selected by it, but if the other party reasonably objects (within 20 days after designation of counsel initially selected) on account of such counsel's representation or potential representation of the designating party in matters in which CHC's and CNO's interests on the one hand and the Holders' interests on the other hand are adverse or potentially adverse, the designating party shall select other counsel free of any such adverse representation. The party controlling the defense shall have the right, in its discretion exercised in good faith and upon the advice of counsel, to settle such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, PROVIDED that (i) at least 10 days' prior notice shall be given to the other party of the intention to settle the Third-Party Claim, (ii) no settlement by the controlling party shall include any equitable relief binding on the noncontrolling party, and (iii) the controlling party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld. The noncontrolling party will have the right to be represented by counsel, solely at its own expense. The controlling party shall keep the other party advised of the status of the Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

         (d) Unless otherwise agreed by the parties, arbitration under Section 8.3(a) of a claim by CHC and/or CNO with respect to a Third-Party Claim shall be deferred until the resolution of the Third-Party Claim.

         8.4 TERMINATION OF THIS AGREEMENT; LIQUIDATED DAMAGES. If any condition of the Closing stated in Section 6 is not satisfied on or before the Last Closing Date, then, provided neither CHC nor CNO is not in material default hereunder, CNO may at any time thereafter terminate any further obligations of CHC or CNO under this Agreement by giving written notice thereof to the Holders. If any condition of the Closing stated in Section 7 is not satisfied on or before such date, then, provided the Holders are not in material default hereunder, the Majority Holders may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to CNO. Any such termination will not, however, terminate or otherwise affect the obligations of the parties under Sections 8.1, 9.1 or 9.2. If the Closing does not occur due to a material breach hereof by CHC or CNO, then, in addition to the right of termination stated in this Section 8.4, CHC and CNO, jointly and severally, will pay, as liquidated damages, $250,000. The parties agree that actual damages resulting from any such breach would be difficult to ascertain and that the foregoing provision is a reasonable estimate of the actual damages resulting from any such breach.

         8.5 REASONABLE BUSINESS EFFORTS. Each party will use its, his or her reasonable business efforts to cause the conditions over which it has control to be satisfied on or before the Last Closing Date. No party will take any action which will foreseeably result in the nonsatisfaction of any condition stated in
Section 5 or 6 on or before the Closing.

         8.6 ACCESS. Between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, the Holders will cause the Company to (i) give CNO and its authorized representatives access to its books, records, Properties, officers, attorneys and accountants and permit CNO to make inspections and copies of such books and records, and (ii) furnish CNO with such financial information and operating data and other information with respect to its business and Properties, and to discuss with CNO and its authorized representative its affairs, all as CNO may from time to time reasonably request for the purposes of this Agreement, during normal office hours. Any on-site visit shall be subject to reasonable advance notice and to being accompanied by an officer or designated employee of the Company.

         8.7 NO SOLICITATION OR NEGATIATION. The Holders agree that, between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, they will not (and will not permit the Company or any person or entity which it controls to) seek or entertain, or negotiate any terms of, a Strategic Transaction with any party other than CNO and its affiliates, or give any information concerning its business to any such party, or enter into any agreement inconsistent with this letter of intent or the proposed transaction with CHC and CNO. A "STRATEGIC TRANSACTION" means (i) any form of acquisition, direct or indirect, whether by purchase, merger, stock sale (primary or secondary) or any other structure, of any significant (15% or greater in the aggregate) portion of the Company's consolidated business or a significant (15% or greater in the aggregate) equity interest therein, (ii) any arrangement whereby effective operating control of the Company's consolidated business or a portion thereof is granted to another party or (iii) any transaction which is similar in form, substance or purpose to any the foregoing. During such period, the Company will promptly notify CNO of the content and identity of any proposal or communication it receives from any such person concerning any Strategic Transaction. This Section 8.7 will not, however, limit continued discussions (but not more), as a fall-back transaction in case the Closing does not occur, of the management buy-out transaction already under discussion.

         8.8 INTERIM FINANCIAL INFORMATION. The Company will supply to CNO unaudited consolidated monthly financial statements within 30 business days of the end of each month ending between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months, together with additional monthly reports substantially in the form heretofore delivered to the Company's major stockholder. For purposes of these statements, employee bonuses and similar expenses may be accrued based on actual results for the year to date and budgeted results for the balance of the year.

         8.9 INTERIM CONDUCT OF BUSINESS. From the date of this Agreement until the Closing or any earlier termination of this Agreement in accordance with its terms, unless approved by CNO in writing, the Company will operate its business consistently with past practice and in the ordinary course of business, and will not:

                  (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except (i) as provided in this Agreement and (ii) for the acquisition in the ordinary course of business consistent with prior practice (including, without limitation, the ordinary course and consistency with prior practice as to economic and other terms) of retail propane businesses, provided that to the extent the aggregate consideration paid for such acquisitions since September 30, 1998 exceeds or would upon consummation exceed $3,000,000, the identity, size and acquisition terms shall be subject to the review and consent (not unreasonably to be withheld) of CNO;

                  (b)  amend its Articles of Incorporation or Bylaws;

                  (c) make any changes (within the meaning of APB 20) in its accounting methods, principles or practices which would affect the calculation of the Acquisition Consideration by $50,000 or more;

                  (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices and except for the sale, lease or other disposition of the real estate referred to in Section 1.2(f) on terms reasonably satisfactory to CNO;

                  (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than, in each case, (i) the issuance of Stock to one or more Holders pursuant to the exercise of Stock Rights listed in Section 3.1(a) and (ii) the issuance of Stock or Stock Rights aggregating, for all such issuances pursuant to this Section 8.9(e), not more than 10% of the number of the Fully-Diluted Shares to Persons who simultaneously become Holders by executing a counterpart hereof;

                  (f) declare any dividend on, make any distribution with respect to, its capital stock payable other than in cash, or redeem or repurchase, any of its capital stock for consideration other than cash;

                  (g) modify, amend or terminate any Benefit Plans, except as required under Legal Requirements or any Disclosable Contract;

                  (h) authorize or enter into a Contract to do any of the foregoing which would be binding at or after the consummation of the Closing.

         8.10 NON-COMPETITION AGREEMENT. Each Holder who is listed in SCHEDULE
8.10 (the "MANAGEMENT HOLDERS") agrees, and each Option holder shall agree pursuant to Section 6.13, in consideration of the consummation of the Closing and the additional amounts stated in SCHEDULE 8.10 that from the Closing to the anniversary of the Closing designated in SCHEDULE 8.10 (the "RESTRICTED PERIOD") he or she will not (i) engage in any Competitive Activity in the geographic area designated in SCHEDULE 8.10, (ii) induce, solicit, aid or encourage any employee of CNO or any subsidiary of CNO to leave such employ or (iii) employ in connection with any Competitive Activity any person within one year after such person voluntarily leaves the employ of CNO or any subsidiary of CNO. For purposes of this Agreement, "COMPETITIVE ACTIVITY" means directly or indirectly performing any services for, or owning an interest in, any corporation, partnership, proprietorship, business or other entity (other an interest in CNO) which engages in the business of selling, distributing or transporting natural gas liquids (i.e., methane, ethane, propane, butane and pentane) to retail, wholesale, reseller or end user customers, storing liquid propane for distribution to any of such customers, leasing (as lessor or lessee) liquid propane tanks, leasing (as lessor or lessee) equipment related to the sale, distribution or transportation of liquid propane, or providing financial support for any of the aforementioned activities. This Section 8.10 will not, however, preclude the

Management Holders from holding, as a passive investment, not more than 5% of any class of securities of any corporation, partnership, business or other entity, which class is publicly traded on a U.S. exchange or the Nasdaq National Market. Each Management Holder acknowledges and agrees that this Section 8.10 will materially restrict his ability to earn a livelihood in any Competitive Activity during the Restricted Period, but that the scope and duration of this
Section 8.10 are reasonable in order to protect the goodwill of the Company following its acquisition pursuant to this Agreement and in light of the consideration being received by such Management Holder pursuant to this Agreement. Effective upon the Closing, the provisions of this Section 8.10 will supersede any other noncompetition agreements or understandings between the Management Holders and the Company.


         8.11 HOLDERS' AGENTS. Prior to the Closing, the Majority Holders will designate one or more individuals as the Holders' Agents. Each Holder agrees that any payment or transfer to the Holders' Agents provided for herein will be a complete satisfaction and discharge of CHC's and CNO's obligations under or in connection with this Agreement with respect to the amount paid or Property transferred, notwithstanding any action taken or omitted by the Holders' Agents, and that following such payment or transfer, the Holder will be entitled to look only to the Holders' Agents for the realization of its, his or her interest in such payment or transfer. The Holders' Agents will be responsible for the withholding of any applicable taxes or other amounts required to be withheld in connection with respect to any Holder's interest in any such payment or transfer. The individual(s) initially designated as the Holders' Agents can be replaced at any time upon the written vote of the Majority Holders, provided that notice of such replacement and of the name(s) of such replacement(s) is promptly given to CHC and CNO pursuant to Section 9.4. The individual(s) so initially designated, or any replacement so noticed from time to time are herein referred to as the "HOLDERS' AGENTS."

SECTION 9  MISCELLANEOUS


         9.1 NO BROKERS, FINDERS, ETC.

         (a) COMPANY. Neither the Company nor the Holders have engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby. The Holders (severally and not jointly) shall, indemnify, defend and hold CHC and CNO harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement , including without limitation, any fees and expenses of counsel incurred by CNO in connection with enforcing this Section 9.1(a).

         (b) CHC AND CNO. Neither CHC nor CNO has engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby. CHC and CNO shall jointly and severally indemnify, defend and hold the Holders harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Holders in connection with enforcing this Section 9.1(b).


         9.2 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, the Holders on the one hand and CHC and CNO on the other hand shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts. If the Closing does not occur, the Holders and/or the Company shall bear the Company's portion of such fees and expenses. If the Closing does occur, the Holders shall bear the Company's portion of such fees and expenses through the reflection of such amounts in Working Capital pursuant to Section 1.2(d).

         9.3 COMPLETE AGREEMENT; WAIVER AND MODIFICATION, ETC. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties. There are no representations or warranties by any party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement may be modified by mutual agreement of the parties as authorized by their respective boards of directors, notwithstanding approval hereof and thereof by the stockholders of the parties, subject to the limitations stated in Section 251(d) of the Delaware General Corporation Law. Nothing in this Agreement shall be construed to give any Person other than the express parties hereto any rights or remedies.

         9.4 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any Person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

         (a)   If to CHC or CNO:

                  432 Westridge Drive
                  Watsonville, California 95076
                  attention: Keith G. Baxter, Chief Executive Officer facsimile: (831) 724-4038 with a copy to:

                  McCutchen, Doyle, Brown & Enersen, L.L.P.
                  3150 Porter Drive
                  Palo Alto, California 94304
                  attention:  Bartley C. Deamer
                  facsimile:  (650) 849-4800

         (b)   If to the Holders:

                  CID Equity Partners
                  One American Square, Suite 2850
                  Indianapolis, IN 82074
                  attention:  John C. Aplin
                  facsimile:  (317) 269-2355, and

                  Allstate Private Equity
                  3075 Sanders Road, Suite G5-D
                  Northbrook, IL 60062-7127
                  attention:  Mark A. Bounds
                  facsimile:  (847) 402-0880, and

                  c/o Kent A. Misemer
                  1201 Douglas Avenue
                  Kansas City, KS 66103
                  facsimile:  (913) 321-0430

               with a copy in each case to:

                  Katten Muchin & Zavis
                  525 West Monroe Street, Suite 1600
                  Chicago, Illinois 60661-3693
                  attention:  Matthew S. Brown
                  facsimile:  (312) 902-1061

Any party may change its address or facsimile number for purposes of this
Section 9.4 by giving the other party written notice of the new address or facsimile number in accordance with this Section 9.4, PROVIDED it is a normal street address, or normal operating facsimile number, in the continental United States.

         9.5 LAW GOVERNING. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

         9.6 HEADINGS; REFERENCES; "HEREOF." ETC. The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections or Exhibits refer, unless otherwise specified, to the designated Section of or Exhibit to this Agreement. References herein to Schedules refer to the designated Schedule of the Disclosure Memorandum. Terms such as "herein," "hereto" and "hereof" refer to this Agreement as a whole.

         9.7 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

         9.8 COUNTERPARTS, SEPERATE SIGNATURE PAGES. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         9.9 SEVERABILITY. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

         9.10 ATTORNEYS' FEES. In the event any suit, counterclaim, arbitration or other proceeding is brought to enforce or interpret the provisions of this Agreement, the prevailing side (CHC and CNO on the one hand and the Holders on the other hand) shall be entitled to recover from the nonprevailing side, in addition to all other remedies available at equity and law, the cost, including but not limited to reasonable attorneys' fees, incurred by the prevailing side therein, including any appeal or other subsequent proceeding. A side shall be considered to prevail if it secures a more favorable result than the other side (who shall be considered the nonprevailing party), as determined by the arbitrator or judge.

         9.11 WHOLE COMMON UNITS. Whenever any provision of this Agreement would otherwise call for the issue or transfer of a non-integral number of Common Units, the fractional Common Unit shall instead be issued or transferred in the form of cash equal to such fraction times the Average Unit Price.

SECTION 10  GLOSSARY

         ACQUISITION CONSIDERATION - Section 1.2.

         ADJUSTED EBITDA - Section 1.2(i).

         AFFILIATE - a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         AGREEMENT - this Stock Purchase and Contribution Agreement, including the Exhibits and Schedules hereto.

         ASSET ACQUISITION - Section 1.2(i).

         AVERAGE UNIT PRICE - Section 1.3(b)(i).

         BENEFIT PLANS - Section 4.10(a).

         BUSINESS - introductory paragraphs.

         CASH SALE PROPORTION - Section 1.1(c).

         CHC - introductory paragraphs.

         CLOSING - Section 1.1.

         CLOSING ACQUISITION CONSIDERATION - Section 1.3(b).

         CNO - introductory paragraphs.

         CODE - the Internal Revenue Code of 1986, as amended.

         COMMON STOCK - the Common Stock, par value $0.01, of the Company.

         COMMON UNITS - Section 1.3(b)(i).

         COMPANY - introductory paragraphs.

         COMPANY ERISA PLAN - Section 4.10(c).

         COMPANY SITE - Section 4.16(a).

         CONTRACT - any agreement, written or oral, or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person. Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

         CONTRIBUTION PROPORTION - Section 1.1(c).

         CONTRIBUTION SHARES - Section 1.1(b).

         DAMAGES - any loss, loss in value, cost, liability or expense actually incurred, including without limitation, costs and expenses of litigation and reasonable attorneys' fees, but excluding in each case incidental, consequential or punitive damages. (The foregoing exclusion of punitive damages does not apply, however, to any punitive damages awarded in a Third-Party Claim.) All Damages shall be net of (i) any applicable insurance recovery (net of any retrospective premium adjustment), (ii) any related net realized tax benefit (taking any applicable recovery into account), (iii) any related refund or recovery realized by CHC or CNO, (iv) any related reserve included in the Unaudited Statements or in the calculation of Working Capital, and (v) any other reserve (whether or not related to the Damages in question) included in the Unaudited Statements or in the calculation of Working Capital, to the extent that, at the time of determination of Damages under this Agreement, such other reserve has proved to be in excess of the Company's actual losses or liabilities reserved against (PROVIDED, that such other reserves shall thereafter be reduced by the excess thus utilized for netting).

         DEFERRED TAX DEDUCTION - Section 1.2(c).

         DEBT DEDUCTION - Section 1.2(b).

         DISCLOSABLE CONTRACT - Section 4.11.

         DISCLOSABLE LEASES - Section 4.7.

         ENVIRONMENTAL CONDITION - the presence of any Hazardous Material (whether or not properly stored or contained) or of solid wastes or of any wetland or endangered or threatened species or habitat. However, (i) the presence of propane in approved storage tanks, or (ii) the presence of Hazardous Materials or solid waste at a Third-Party Site which is licensed to accept such Hazardous Materials or solid waste for disposal does not, without more, constitute an "Environmental Condition," and the presence of solid waste at the location of its generation pending its disposal to an appropriately licensed Third-Party site in the ordinary course of business does not, without more, constitute an "Environmental Condition."

         ENVIRONMENTAL LAWS - any Legal Requirement relating to pollution, waste, disposal, industrial hygiene, land use or the protection of human health, safety or welfare, plant life or animal life, natural resources, the environment or property, including without limitation those pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

         ENVIRONMENTAL REQUIREMENT - any federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, Permit or Order relating to any Environmental Subject Matter.

         ENVIRONMENTAL SUBJECT MATTER - (a) any Hazardous Material, (b) any Release or threatened Release from, to or through any location, (c) the generation, treatment, storage, presence, disposal, use, handling, manufacturing, transporting or shipment by any Person of any Hazardous Material or solid waste, (d) the health or safety of employees in the workplace environment, (e) natural resources, (f) wetlands, (g) an endangered or threatened species or habitat, (h) the environment or (i) compliance with any Environmental Laws.

         ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

         ERISA AFFILIATE - any company which, as of the relevant measuring date under ERISA, is or was a member of a controlled group of corporations or trades or businesses (as defined in Sections 414(b), (c), (m) or (o) of the Code) of which the Company is or was a member.

         ESCROW ACCOUNT- Section 1.3(b)(iv).

         ESCROW AGREEMENT - Section 1.1(h).

         ESCROW DEPOSIT - Section 1.3(b)(iv).

         ESTIMATED ACQUISITION CONSIDERATION - Section 1.3(a).

         FINANCIAL STATEMENTS - Section 4.2(a).

         FULLY-DILUTED SHARES - Section 1.1(c).

         GAAP - generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

         GOVERNMENTAL AGENCY - any agency, department, board, commission, district or other public organ, whether federal, state, local or foreign.

         HART-SCOTT - the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations issued thereunder.

         HAZARDOUS MATERIAL - all or any of the following: (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity;" (iii) any petroleum products, explosives or any radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         HOLDERS - introductory paragraphs.

         HOLDERS' AGENTS - Section 8.11.

         INTELLECTUAL PROPERTY - Section 4.18.

         LAST ESCROW CLAIM DATE - the same numerical day in the month as the numerical day on which the Closing occurs, in the 12th month following the month in which the Closing occurs. If there is no corresponding numerical day in such 12th month, the Last Escrow Claim Date will be the first day of the 13th month following the month in which the Closing occurs.

         LAST CLOSING DATE - December 31, 1998.

         LAST FISCAL YEAR-END - Section 3.1(c).

         LEGAL REQUIREMENT - a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a permit or other authorization issued by a Governmental Agency.

         LIEN - any lien, security interest, mortgage, deed of trust, pledge, hypothecation, capitalized lease or interest or right for security purposes.

         MAJORITY HOLDERS - Holders holding Shares whose associated Fully-Diluted Shares constitute a majority of the Fully-Diluted Shares.

         MANAGEMENT HOLDER - Section 8.10.

         NGLS - Section 4.16(f).

         NOTE SALE PROPORTION - Section 1.1(c).

         OPTIONS - Section 3.1(a).

         ORDER - any judgment, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

         OWNER/OPERATOR - an owner or operator, as those terms are defined in the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended.

         PERMIT - a permit, license, franchise, certificate of authority or similar instrument issued by a Governmental Agency.

         PERSON - an individual, or a corporation, partnership, limited liability company, trust, association or other entity of any nature, or a Governmental Agency.

         PREFERRED STOCK - the Series A Preferred Stock, par value $0.01, and Series B Preferred Stock, par value $0.01, of the Company.

         PROPERTY - any interest in any real, personal or mixed property, whether tangible or intangible.

         RECOVERABLE AMOUNT - Section 8.2(b).

         RESTRICTED PERIOD - Section 8.10.

         SALE PROPORTION - Section 1.1(c).

         SALE SHARES - Section 1.1(c).

         SHARES - Section 1.1(c).

         STOCK - Common Stock and Preferred Stock.

         STOCK RIGHT - any right (including without limitation any option or warrant or subscription right) to acquire any capital stock or any other Stock Right or any security or instrument convertible into or exchangeable for any capital stock or any other Stock Right.

         STRATEGIC TRANSACTION - Section 8.7.

         TAX - any federal, state, local or foreign tax, assessment, duty, fee and other governmental charge or imposition of any kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, and any addition, interest, penalty, deficiency imposed with respect to any Tax.

         THIRD-PARTY ACTION - any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

         THIRD-PARTY CLAIM - Section 8.3(b).

         THIRD-PARTY RIGHT - any Lien on any Property of the Person in question, or any right (other than the rights of CHC and CNO hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person's right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

         THIRD-PARTY SITE - Section 4.16(a).

         WARRANTS - Section 3.1(a).

         WORKING CAPITAL - Section 1.2(d).

                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

         IN WITNESS WHEREOF, the parties have executed this Agreement.

CNO:                          CORNERSTONE PROPANE PARTNERS, L.P.

                              By    CORNERSTONE PROPANE GP, INC.,
                                    Managing General Partner


                                    By: /s/ Keith G. Baxter
                                        -----------------------------------
                                        Name:  Keith G. Baxter
                                        Title: CEO

CHC:
                              CORNERSTONE HOLDING CORP.


                              By: /s/ Keith G. Baxter
                                  -----------------------------------
                                  Name:  Keith G. Baxter
                                  Title: CEO

COMPANY:                      PROPANE CONTINENTAL, INC.


                              By:  /s/ Kent A. Misemer
                                  -----------------------------------
                                   Name:  Kent A. Misemer
                                   Title: CEO

HOLDERS:                      CID EQUITY CAPITAL III, L.P.

                              By  /s/ John C. Aplin
                                  -----------------------------------
                                  General Partner


                                        By:   John C. Aplin
                                             ------------------------
                                             Name:  John C. Aplin
                                             Title: General Partner

                               CID VENTURES, L.P.

                               By  /s/ John C. Aplin,
                                  -----------------------------------
                                  General Partner


                                        By: /s/ John C. Aplin
                                            -------------------------
                                            Name:  John C. Aplin
                                            Title: General Partner

                               ALLSTATE INSURANCE COMPANY


                               By: /s/ Mark A. Bounds
                                  -----------------------------------
                                   Name:  Mark A. Bounds
                                   Title: Director


                               By: /s/ John M. Goense
                                  -----------------------------------
                                   Name:  John M. Goense
                                   Title: Managing Director

                               ALLSTATE LIFE INSURANCE COMPANY


                               By: /s/ Mark A. Bounds
                                  -----------------------------------
                                   Name:  Mark A. Bounds
                                   Title: Director


                               By: /s/ John M. Goense
                                  -----------------------------------
                                   Name:  John M. Goense
                                   Title: Managing Director



                               /s/ Kent A. Misemer
                               -----------------------------------
                               Kent A. Misemer


                               /s/ Thomas E. Knauff
                               -----------------------------------
                               Thomas E. Knauff


                               BANK OF AMERICA NATIONAL TRUST & SAVINGS
                               ASSOCIATION


                               By: /s/ Paul A. O'Mara
                                  -----------------------------------
                                   Name:  Paul A. O'Mara
                                   Title: Senior Vice President